Exhibit 99.1

MERCK KGAA ACQUIRES MANUFACTURING RIGHTS FOR STIMUVAX FROM ONCOTHYREON

Seattle, Washington - December 18, 2008 - Oncothyreon Inc. (Nasdaq: ONTY) (TSX:ONY) announced today that Merck KGaA of Darmstadt, Germany has licensed the right to manufacture Stimuvax® and, through its affiliate EMD Serono Canada Inc.,  purchased current inventory and certain assets utilized for the manufacture of Stimuvax from Oncothyreon for consideration which includes net payments to Oncothyreon totaling approximately US $13 million.  Merck KGaA currently holds the clinical development and commercialization rights for Stimuvax under license from Oncothyreon.  Stimuvax is a therapeutic vaccine in Phase 3 clinical development for non-small cell lung cancer.

In conjunction with this transaction Merck KGaA, through its affiliate EMD Serono Canada Inc., has assumed control of Oncothyreon’s Edmonton, Canada, facility, which is primarily utilized for the manufacture and development of Stimuvax.  EMD Serono Canada intends to offer employment to the majority of Oncothyreon’s 52 employees in Edmonton.  In addition, Merck KGaA will be responsible for all further development costs related to Stimuvax, including commercial-scale manufacturing process development, and for the cost of goods at commercialization.  The royalty rates payable to Oncothyreon on future net sales of Stimuvax, if any, have been adjusted to reflect that Oncothyreon is no longer responsible for these costs.  Potential payments upon achievement of certain milestones under the previous agreements between Merck KGaA and Oncothyreon remain unchanged.  The previously existing collaboration and supply agreements have been replaced by an amended and restated license agreement.

“We believe that the license of manufacturing rights for Stimuvax to Merck KGaA is in the best interest of both Oncothyreon and the development of this product,” said Robert L. Kirkman, M.D., President and Chief Executive Officer of Oncothyreon.  “Merck KGaA will be able to bring its resources and manufacturing expertise to the development of a commercial manufacturing process for Stimuvax, which has become a key component of its oncology pipeline.  At Oncothyreon we will be able focus our resources on our proprietary pipeline of targeted small molecules in oncology, while retaining our substantial economic upside if Stimuvax is commercialized.”

“We are also very pleased that EMD Serono Canada will offer employment to most of our Edmonton employees,” continued Dr. Kirkman.  “This group has worked with dedication and enthusiasm to bring Stimuvax to its current stage, and we are grateful that Merck KGaA has recognized the knowledge and expertise they will bring to the ongoing development of this exciting product.”

“Merck Serono’s acquisition of manufacturing rights for Stimuvax reflects our confidence in its future role in the treatment of cancer and also our commitment to expanding our oncology portfolio so that we can continue to provide oncologists and patients with innovative treatment options,” said Hanns-Eberhard Erle, Executive Vice President Technical Operations, Merck Serono, a division of Merck KGaA.

“In addition, with the Edmonton facility we are proud to be adding a group of experienced and dedicated individuals to our workforce who will form a vital arm of the team that supports the ongoing development of Stimuvax,” Erle continued.

About Stimuvax

Stimuvax is an investigational therapeutic cancer vaccine designed to induce an immune response to cancer cells that express MUC1, a glycoprotein antigen widely expressed on common cancers. MUC1 is over-expressed on many cancers such as lung cancer, breast cancer, prostate cancer and colorectal cancer. Stimuvax is thought to work by stimulating the body's immune system to identify and destroy cancer cells expressing MUC1. Merck KGaA currently is conducting a global Phase 3 trial of Stimuvax known as START (Stimulating Targeted Antigenic Responses To NSCLC). START is a randomized, double-blind, placebo-controlled study that will evaluate patients with documented unresectable stage III NSCLC who have had a response or stable disease after at least two cycles of platinum-based chemo-radiotherapy. The Phase 3 trial is expected to enroll more than 1,300 patients in over 30 countries. For more information on the START trial, or to find a participating center and eligibility criteria, log on to www.nsclcstudy.com or www.clinicaltrials.gov.

About Oncothyreon
Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon's goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward Looking Statements

In order to provide Oncothyreon's investors with an understanding of its current intentions and future prospects, this release contains statements that are forward looking, including statements related to future manufacturing and commercial plans for Stimuvax and to future milestone and royalty payments to Oncothryeon. These forward-looking statements represent Oncothyreon's intentions, plans, expectations and beliefs and are based on its management's experience and assessment of historical and future trends and the application of key assumptions relating to future events and circumstances.

Forward-looking statements involve risks and uncertainties, including risks and uncertainties related to Oncothyreon's business and the general economic environment. Many of these risks and uncertainties are beyond Oncothyreon's control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements. Risks, uncertainties, and assumptions include those predicting the timing, duration and results of clinical trials, the timing and results of regulatory reviews, the safety and efficacy of Stimuvax, the size of the market, if any, for Stimuvax and the possibility of future payments to Oncothyreon as the result of the further development or commercialization of Stimuvax. There can be no guarantee that the results of preclinical studies will be predictive of either safety or efficacy in future clinical trials. These and other risks and uncertainties are described in the reports and other documents filed by Oncothyreon Inc. with the SEC and/or Canadian regulatory authorities.

Although Oncothyreon believes that any forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of the risks and uncertainties associated with Oncothyreon, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com

ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121
Tel: (206) 801-2100   Fax:  (206) 801-2101
ONCOTHYREON CANADA INC.  2011 - 94 St., Suite 200, Edmonton, AB, Canada  T6N 1H1
Tel:  (780) 450-3761   Fax:  (780) 463-0871
http://www.oncothyreon.com